EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Altiris, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-88868, 333-102655, 333-114033 and 333-123748) on Form S-8 of Altiris, Inc. of our report dated April 29, 2005, with respect to Altiris, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K/A of Altiris, Inc.

Additionally, our report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states that Altiris, Inc. excluded Tonic Software, Inc. from its assessment of the effectiveness of the Company’s internal control over financial reporting. Our audit of internal control over financial reporting of Altiris, Inc. also excluded an evaluation of the internal control over financial reporting of Tonic Software, Inc.

/s/    KPMG LLP

Salt Lake City, Utah

April 29, 2005